Exhibit 23.1(a)

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Organicell Regenerative Medicine, Inc. on Form S-8 (File No. 333-260261) of our report dated January 29, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of Organicell Regenerative Medicine, Inc. as of October 31, 2023 and for the year then ended, which report is included in this Annual Report on Form 10-K of Organicell Regenerative Medicine, Inc. for the year ended October 31, 2023.

/s/ Weinberg & Company P.A.

Los Angeles, CA

January 29, 2024